UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 21, 2009

CEDAR SHOPPING CENTERS, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-31817 (Commission File Number)	42-1241468 (IRS Employer Identification No.)

44 South Bayles Avenue

Port Washington, New York 11050

(Address of Principal Executive Offices) (Zip Code)

(516) 767-6492

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On September 21, 2009, the Company entered into a Standby Equity Purchase Agreement (the “Purchase Agreement”), a copy of which is attached hereto as Exhibit 4.1, with YA Global Master SPV Ltd. (“YA Global”), an affiliate of Yorkville Advisors, for the sale of up to $30,000,000 shares of the Company’s common stock over a two year commitment period. The commitment is expandable at the Company’s option to $45,000,000.

Under the terms of the Purchase Agreement, the Company may from time to time, in its discretion, sell newly-issued shares of its common stock to YA Global at a discount to market of 1.75%. The amount of each sale generally is limited to 20% of the average daily trading volume, but not to exceed $1,000,000 per day. The Company is not obligated to utilize any of the $30,000,000 available under the Purchase Agreement and there are no minimum commitments or minimum use penalties. In connection with the Purchase Agreement, the Company retained Raymond James & Associates, Inc. as a placement agent and agreed to pay to Raymond James a fee of .75% of the amount sold by the Company to YA Global.

In addition to sales described in the preceding paragraph, the Company is entitled to have YA Global make big advances to it of up to $5,000,000 each; provided, however, that the Company may only request these approximately once a month. With respect to big advances, the sale will be at a discount to market of 2.75%. In addition, Raymond James would receive a fee of 1.25% of the big advances provided.

The Purchase Agreement does not impose any restrictions on the Company’s operating activities. During the term of the Purchase Agreement, YA Global is prohibited from engaging in any short selling or derivative transactions related to the Company’s common stock.

The Company previously paid to YA Global commitment and other fees totaling $75,000.

A copy of the Purchase Agreement is attached hereto as Exhibit 4.1 and is incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

4.1	Standby Equity Purchase Agreement dated as of September 21, 2009 by and between YA Global Master SPV Ltd. and Cedar Shopping Centers, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 22, 2009

CEDAR SHOPPING CENTERS, INC.

By:	/s/ Leo S. Ullman
Leo S. Ullman
Chairman of the Board, President and CEO

Exhibit Index

Exhibit No.	Description

4.1	Standby Equity Purchase Agreement dated as of September 21, 2009 by and between YA Global Master SPV Ltd. and Cedar Shopping Centers, Inc.